Exhibit 10.16

DATE: February 6, 2025

Delivered via e-mail to:

Re: Separation Agreement and General Release

Dear Chris Pento:

Following the termination of your employment effective as of December 31, 2024, enclosed is a Separation Agreement and General Release (“Agreement”).

In consideration for your signing the Agreement, Company will provide you with the consideration as provided in Section 2 of the Agreement. We advise you to consider this Agreement carefully and speak with legal counsel before signing it.

You have until 21 DAYS FROM DATE HEREOF to consider whether to sign and date this Agreement. If you choose to accept it, please sign it via the DocuSign link provided in the email you received, to which this notice is attached.

If you elect not to sign this Agreement by 21 DAYS FROM DATE HEREOF, it shall be considered expired.

Pursuant to the terms of your Employment Agreement you are required to return all Clear Street property in your possession no later than 7 DAYS FROM DATE HEREOF.

We wish you the best of luck in your future endeavors.

Very truly yours, Clear Street Management LLC

By:	/s/ Ed Tilly
Name: Ed Tilly
Title: Co-Chief Executive Officer

150 Greenwich Street, 45th Floor, New York, NY 10007

Clear Street Management LLC

SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”)

Clear Street Management LLC (“Company”) and Chris Pento, and his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.

Last Day of Employment. Employee’s employment is terminated for Good Reason as such term is defined in the Amended and Restated Employment Agreement, dated August 8, 2022, between Company and Employee (the “Employment Agreement”), effective as of December 31, 2024 (“Separation Date”). Employee received Employee’s final paycheck (other than the payments described in Section 2 below), covering the period December 16, 2024 through December 31, 2024, on December 31, 2024. This Agreement shall not be valid if signed prior to the Separation Date. This Agreement shall become effective on the day after the expiration of the revocation period; provided the Employee does not revoke.

2.	Consideration.

2.1.	In consideration for timely signing this Agreement and complying with its terms, Company agrees as follows:

2.1.1.

In recognition of Employee’s anticipated continued assistance with Clear Street’s business in a board, advisory, and/or other capacity, Employee’s unvested RSUs will continue to time-vest as long as Employee remains employed at Highland Capital Group, LLC or any of its affiliates (collectively with its affiliates “Highland”).

2.1.2.

Employee’s existing delayed compensation (from prior delayed bonuses) will continue to be paid out on the pre-existing schedule as long as Employee remains employed by Highland on each applicable payment date.

2.1.3.

Employee will receive a Separation Payment in an amount equal to $2,000,000.00 USD. The Separation Payment will be made at the earlier of 55 days from termination or at the time the Company makes its regular calendar year 2024 bonus payments to its standard employees and subject to customary withholding tax and other employment taxes and deductions as required by law. Employee’s Separation Payment will be partially delayed in accordance with standard Company bonus practice, in terms of both percentages and payment schedule, with the delayed payouts contingent on Employee’s continued employment at Highland (following Clear Street’s regular delayed payout schedule, but with such payouts contingent on employment at Highland on the payout dates in lieu of employment at Clear Street on the payout dates). The parties agree that the non-delayed portion of the Separation Payment shall be paid to Employee even if Employee is not employed by Highland on the payment date, except that the Company shall have no obligation to make such payment to Employee if Employee voluntarily resigns from Employee’s employment

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at Highland (or from the Company prior to the termination date of his employment with the Company, as contemplated by the first paragraph of that certain Letter Agreement between Employee and the Company, dated as of September 23, 2024) or if Employee’s employment with Highland (or the Company) terminates in connection with a “Cause” event (as defined under Employee’s employment agreement with Highland or the Employment Agreement, respectively).

2.2.

Employee understands and agrees that Employee would not receive the benefits specified in this Section 2, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.

3.	Survival of Undertakings. Without limitation, Employee acknowledges and affirms the following:

3.1.

Proprietary Information. The Employee’s Proprietary Information undertakings set forth in Section 1 of Exhibit A to the Employment Agreement (the “Exhibit”) shall survive termination of the employment and shall continue in full force and effect in accordance with the terms thereof;

3.2.

Ownership of Inventions. The Ownership of Inventions undertakings and acknowledgements set forth in Section 2 of the Exhibit shall survive termination of the employment and shall continue in full force and effect in accordance with the terms thereof;

3.3.

Non-Solicitation and No Hire. The Employee’s non-solicitation set forth in Section 4 of the Exhibit shall (i) survive termination of the employment, and (ii) continue in full force and effect in accordance with the terms thereof. In addition, the non-solicitation provision in Section 4 of the Exhibit is hereby amended to add the following as sub-clause (4): “(4) solicit, contact, attempt to contact, or meet with Company’s or its affiliates’ current, former, or known prospective customers for purposes of offering or accepting goods or services similar to, or competitive with, those offered by Company and its affiliates; and

3.4.

Non-Disparagement. The Employee’s non disparagement undertakings set forth in Section 5 of the Exhibit shall survive termination of the employment and shall continue in full force and effect in accordance with the terms thereof.

3.5.

Non-Competition. The Employee’s non-competition undertakings set forth in Section 3 of the Exhibit shall survive termination of the employment and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding the foregoing, in the event that the Employee is employed by Highland for 18 months or more, the Company will waive the last six months of the term of the Employee’s non-competition undertakings set forth in Section 3 of the Exhibit.

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3.6.

Notwithstanding the provisions set forth in Sections 3.3 and 3.5, Company will not enforce the non-competition and non-solicitation restrictions with respect to the work Employee performs for Highland.

ACKNOWLEDGED AND AGREED: Nothing contained in this Agreement or the Exhibit shall limit Employee’s rights afforded to Employee under the National Labor Relations Act Section 7.

Company:	/s/ Ed Tilly	Employee:	Chris Pento

4.	General Release; Claims Not Released; Related Provisions.

4.1.

General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of execution of this Agreement , including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967; The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; The New York State Human Rights Law; The New York City Human Rights Law; The New York Labor Law; any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

4.2.

Claims Not Released. Employee is not waiving any rights Employee may have to: (a) Employee’s vested accrued employee benefits under Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

4.3.

Governmental Agencies. Nothing in this Agreement or any other agreement Employee may have signed or company policy, prohibits, prevents, or otherwise limits Employee from (1) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., EEOC, NLRB, SEC, DOJ, CFTC, U.S. Congress, or an Inspector

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General), (2) filing a charge or complaint with any such governmental agency, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency. To the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Agreement prohibits, prevents, or otherwise limits Employee’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Employee is also not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.

4.4.

Arbitration and Waiver of Class Claims and Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles thereof. The parties hereto agree that any dispute among Employee and Company which cannot be amicably settled shall be submitted for binding arbitration administered by the American Arbitration Association (AAA), unless the dispute is required to be submitted to the Financial Industry Regulatory Authority, Inc. Arbitration shall be the exclusive dispute resolution process, though this shall in no way limit Company from obtaining immediate injunctive relief for Employee’s breach of any term hereof. Company and Employee further agree to waive their right to a jury trial.

5.	Acknowledgments and Affirmations.

5.1.	Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Company.

5.2.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

5.3.	Employee further affirms that Employee has no known workplace injuries or occupational diseases.

5.4.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies, the Employment Agreement, and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either

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directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit against the Company for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.5.	Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud.

5.6.

Employee agrees that, if at any time in the future, Company fails, declines or refuses to enter into a business relationship with Employee or to employ Employee, Employee will have no legal recourse for that action and will not bring any claim or seek damages in connection therewith. Employee acknowledges and affirms that this is a negotiated provision and not evidence of retaliation.

5.7.

Employee affirms that all of Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.	Limited Disclosure and Return of Property.

6.1.

Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local government agency.

ACKNOWLEDGED AND AGREED: Notwithstanding the foregoing, nothing shall limit Employee’s rights afforded to Employee under the National Labor Relations Act Section 7.

Company:	/s/ Ed Tilly	Employee:	Chris Pento

6.2.

Employee acknowledges that Employee has an obligation to return all of Company’s property, documents, and/or any confidential information in Employee’s possession or control. Any severance payment will be withheld until return of all Company property. Employee affirms that Employee is in possession of all of Employee’s property that Employee had at Company’s premises and that Company is not in possession of any of Employee’s property.

7.

Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any arbitrator or court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

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8.

Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct.

9.	Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

10.

Entire Agreement. This Agreement, together with the Letter Agreement between Company and Employee, dated September 23, 2024, sets forth the entire agreement between the Parties hereto, and fully supersede any prior agreements or understandings between the parties, except for any arbitration, intellectual property, restrictive covenant, nondisclosure, or confidentiality agreements between the Company and Employee, including but not limited to the Employment Agreement, which shall remain in full force and effect according to their terms. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO SCOTT GUTMANSTEIN AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO SCOTT GUTMANSTEIN OR HIS DESIGNEE, OR MAILED/OVERNIGHT COURIER TO SCOTT GUTMANSTEIN AND POSTMARKED/SENT WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT, IN EITHER CASE: 150 GREENWICH STREET, 45TH FL, NEW YORK, NY 10007.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

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EMPLOYEE AGREES THAT THIS AGREEMENT SHALL NOT BE EFFECTIVE OR ENFORCEABLE, AND EMPLOYEE SHALL NOT BE ENTITLED TO ANY OF THE MONIES AND/OR BENEFITS SPECIFIED IN PARAGRAPH “2” ABOVE, UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED, AND EMPLOYEE HAS NOT REVOKED.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

[SIGNATURE PAGE FOLLOWS]

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To confirm Employee’s acceptance of this Agreement, Employee shall return a signed copy to Company by February 27, 2025. If Employee does not return a signed copy to Company by February 27, 2025, this Agreement will be considered expired. You can email our General Counsel at [       ] with any questions regarding this Separation Agreement and General Release.

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Clear Street Management LLC

By:	/s/ Ed Tilly	By:	/s/ Chris Pento
	Name: Ed Tilly		Name: Chris Pento
	Title: Co-Chief Executive Officer		Title: 06 February 2025 | 16:25:53 EST

Date: 07 February 2025 | 8:23:48 EST

[Signature Page to Separation Agreement and General Release between Clear Street Management LLC and Chris Pento Dated February 6, 2025]

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